EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into between Angela Olsen (“Employee”) and AquaBounty Technologies, Inc., a Delaware corporation (“AquaBounty”), as of the Effective Date set forth on Schedule A hereto (the “Effective Date”).  AquaBounty and Employee are at times herein referred to individually as a “Party” and collectively as the “Parties”.

In consideration of the mutual obligations set forth herein, the parties hereto agree as follows:

1.Employment; Duties

a.AquaBounty hereby employs Employee, and Employee hereby accepts employment with AquaBounty, upon the terms and conditions set forth in this Agreement, regardless of length of employment or any change in Employee’s compensation, duties, role, reporting structure, or title.

b.During the period that Employee is employed by AquaBounty (the “Employment Period”), Employee will: (i) serve in the position set forth in Schedule A or in any other position that AquaBounty may from time to time assign to Employee; (ii) perform all duties associated with each such position, as set forth in each applicable job description, as well as such other duties as AquaBounty may from time to time assign to Employee, in each case in a timely and professional manner and in accordance with AquaBounty’s reasonable instructions; (iii) devote substantially all of his or her business time and effort to the performance of such duties; and (iv) comply with AquaBounty’s policies and procedures as in effect from time to time (including, but not limited to, those relating to conduct or legal compliance).

c.Employee warrants to AquaBounty that, except as disclosed on Schedule A hereto, Employee is not party to any agreement or understanding that would limit the ability of Employee to work in any capacity at AquaBounty (e.g., any non-compete, non-disclosure, or similar agreement).

2.Compensation

a.Employee’s compensation will be as set forth in the attached Schedule A.

b.Any grant of shares, or right to acquire shares, of AquaBounty’s stock set forth in Schedule A is a promise only to recommend such grant to AquaBounty’s Board of Directors and is therefore subject to (i) separate approval of the Board of Directors or its designee (which approval may be withheld for any or no reason), (ii) determination of any exercise price and vesting schedule by the Board of Directors, and (iii) the terms and conditions in AquaBounty’s equity incentive plan under which the grant is made and the applicable grant agreement form in effect at the time of approval.  Regardless of any agreement to the contrary, any grant of a right to acquire shares of AquaBounty stock will be solely an incentive to potential future performance from the date of vesting forward, and Employee will have no right to exercise that right or to acquire such stock except as explicitly set forth in AquaBounty’s applicable equity incentive plan and agreement forms.

c.Section 409A Deferred Compensation Tax Savings Provision

i.Regardless of any provision of this Agreement to the contrary, to the extent that any payment or benefit under this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and such payment or benefit is payable upon Employee’s termination of employment, such payment or benefit shall only be payable upon Employee’s Separation from Service.  “Separation from Service” means Employee’s separation from service from AquaBounty, an affiliate thereof, or a successor entity within the meaning set forth in Section 409A, determined in accordance with the presumptions in Treasury Regulation Section 1.409A-1(h).

ii.Regardless of any provision of this Agreement to the contrary, if at the time of Employee’s Separation from Service, AquaBounty determines that Employee is a “specified employee” within the meaning of Section 409A, then, to the extent that any payment or benefit to which Employee becomes entitled under this

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Agreement on account of such Separation from Service would be considered deferred compensation subject to  Section 409A, such payment or benefit shall not be payable or provided until the earlier of (A) six months and one day after Employee’s Separation from Service or (B) Employee’s death.  Any such delayed payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the Separation from Service occurs, from the date of Separation from Service until the payment is made.

iii.This Agreement shall be administered and interpreted in accordance and compliance with Section 409A.  This Agreement may be amended at the reasonable request of either party as necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

iv.AquaBounty makes no representation or warranty and shall have no liability to Employee or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A but does not satisfy an exemption from, or the conditions of, that Section.

3.Expenses; Benefits

a.AquaBounty shall reimburse Employee, in accordance with AquaBounty’s reimbursement policies as in effect from time to time, for reasonable expenses incurred by Employee in connection with the performance of Employee’s duties for AquaBounty hereunder, and also shall reimburse Employee for fees paid by Employee to state bar authorities to maintain her license to practice law in states in which Employee is licensed and for professional association (e.g., American Bar Association) dues.

b.Employee will be entitled to vacation (which shall be no less than four weeks per year),  sick leave, and leave of absence in accordance with AquaBounty’s policies as in effect from time to time.

c.Employee will be entitled to participate in any health, life, disability, insurance plans,  retirement, pension, profit-sharing or any other plans or programs as may be offered by AquaBounty to similarly situated employees from time to time, subject to the eligibility rules of each plan.  Benefits under each plan are governed solely by that plan, and AquaBounty may in its sole discretion modify or eliminate any plan or benefits thereunder on a prospective basis by notice to Employee.

4.Term; Termination

a.At-Will Employment; Automatic Termination.  Employee’s employment is at-will, for no definite period of time, and Employee or AquaBounty may terminate Employee’s employment at any time, with or without reason.  Employee’s employment shall automatically terminate on the death of Employee.  If AquaBounty decides to terminate Employee’s employment without Cause, AquaBounty and Employee will mutually agree upon a transition period during which Employee will remain employed at Employee’s then current salary, unless Employee is terminated for Cause as described in Section 4(f)(i).

b.Termination of Employment; Settlement of Accounts.

(i)  Upon any termination of Employee’s employment, Employee will  be entitled to receive any accrued but unpaid base salary, bonus or commission earned as of the date of termination, any accrued but unused vacation (each vacation day equaling 1/260th of Base Salary), outstanding expenses reimbursable under AquaBounty’s then-effective policies, and any other benefits that may be owed through the date of termination, less amounts owed to AquaBounty for vacation taken that has not accrued, advances received that have not been earned, and loans received that have not been repaid.

(ii)    In addition, upon a termination of Employee’s employment by the Company without Cause or upon Employee’s termination of her employment following (x) a 10% or greater reduction in Employee’s Total Target Compensation (as defined in Section 4(f)(ii)), or (y) a  material diminution of Employee’s authority, duties, status, or title, or (z)

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the Company informing Employee that she will be required to relocate her residence in order to retain her employment with the Company, (A) Employee shall be entitled to receive (i) a severance payment equal to one (1) year continued payment of Base Salary, payable over the period commencing on the Date of Termination and in equal monthly installments, subject to applicable withholdings, and ending on the one (1) year anniversary of the Date of Termination, and (ii) a portion of the Bonus, if any, that Employee would have otherwise received had Employee been employed on a full-time basis through the end of the fiscal year in which Employee ceases to be employed on a full-time basis (the “STUB FISCAL YEAR”), determined pro rata based upon the Company’s actual performance and the Bonus Plan for the Stub Fiscal Year, and the number of days in the Stub Fiscal Year that Employee was employed on a full-time basis, payable at such time as the other senior executive employees of the Company are paid a bonus for such fiscal year; and  (iii) eligibility for coverage for Employee and her eligible dependents under the Company’s group health plans for one year at a cost to Employee no greater than the cost of such coverage for active employees of the Company as of the date of Employee’s termination of employment and  (B) Employee shall become vested on a pro rata basis in any restricted stock grants, stock options, or other equity-based awards then held by Employee that are then unvested in whole or in part. For the avoidance of doubt, Employee shall be entitled to the payments and benefits described in the preceding sentence regardless of whether and when Employee obtains other employment following the termination of Employee’s employment with the Company. Notwithstanding anything to the contrary herein, amounts payable to Employee pursuant to this Section 4 shall be (A) in lieu of any severance benefits or other compensation based payments by the Company to Employee, (B) subject to Employee’s timely execution and non-revocation of a release agreement in a form reasonably acceptable to Employee and the Company on or prior to the fifty-fifth (55th) day following the Date of Termination, (C) subject to Employee’s fulfillment of her continuing obligations hereunder. Upon and following termination, AquaBounty will have no liability or obligation to Employee other than as specifically set forth herein or as provided by law.

(iii) With regards to Section 4(b)(ii)(x) only, relating solely to the annual bonus target compensation, which is a component of the Total Compensation, as defined at Section 4(f)(ii), if at the Board’s discretion, the Board decides that no employee at the Company will receive an annual bonus compensation for that particular year, then Employee also will not receive an annual bonus compensation and Section 4(b)(ii)(x) will not apply as a trigger for Employee’s termination under Section 4(b)(ii) with regards to the annual bonus component. For the avoidance of doubt, all of the other provisions apply as triggers for Employee’s termination under Section 4(b)(ii), including Sections 4(b)(ii)(x), or 4(b)(ii)(y), or 4(b)(ii)(z).

c.Change of Control:

i.If a Change of Control, as such term is defined in Section 4(c)(ii) below, occurs and either (1) the Employee’s employment with the Company or its successor or any affiliate thereof (all of the foregoing, collectively, the “SUCCESSOR COMPANY”) is terminated by the Successor Company without Cause or (2) the Employee’s employment with the Successor Company is terminated by the Employee with Good Reason, in either case within twelve months after the effective time of the Change of Control, then, immediately prior to such termination, all unvested equity compensation that has been granted to the Employee, specifically including, but not limited to, the equity compensation described in Schedule A (collectively, the “UNVESTED EQUITY COMPENSATION”) shall immediately become fully vested immediately prior to the effectiveness of such resignation.  For purposes of this paragraph, the term “Good Reason” shall mean (i) any material breach by the Company of its obligations under this Agreement, (ii) a material diminution in the Employee’s duties, (iii) a material diminution in the Employee’s Base Salary or target Bonus, (iv) a material diminution in Employee’s authority, duties or responsibilities or (v) a material diminution in the budget over which the Employee has authority; provided, however, that in each case, the Employee may not terminate her employment for Good Reason unless the Employee (A) provides the Company with thirty (30) days’ advanced written notice of her intent to resign for Good Reason, (B) such notice is given within thirty (30) days of the events or circumstances claimed to give rise to Good Reason, (C) the Company fails to cure such alleged violation within thirty (30) days after the Employee delivers such notice and (D) if the Company fails to cure such alleged violation, the Employee must terminate her employment within thirty (30) days following the end of the Company’s cure period.

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ii.“CHANGE OF CONTROL” shall mean (1) any consolidation or merger of the Company with or into any corporation or other entity or person, or any other reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization , continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (2) any transaction or series of related transactions to which the Company is a Party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Change of Control shall not include any transaction or series of transactions principally for bona fide financing purposes in which cash is received by the Company or any indebtedness of the Company is cancelled or converted or a combination thereof; or (3) a sale of all or substantially all of the assets of the Company.

d.Return of Materials.  Upon AquaBounty’s request or the termination of Employee’s employment, Employee will immediately return to AquaBounty all (i) documents, materials, records, files, notes, designs, drawings, notebooks, data, databases, and other information, in any media, related to the business of AquaBounty or any of its affiliates, including all copies; (ii) property (whether owned or leased) of AquaBounty or any of its affiliates that is in Employee’s possession or control (including, but not limited to, badges, computer hardware, data storage devices, manuals, programs, printers, faxes, telephones, calling or credit cards, supplies, tools, and vehicles); and (iii) documents and other media containing any Confidential Information (as defined in Section 5).  At such time, Employee shall also destroy any Confidential Information in Employee’s possession or control that cannot be returned to AquaBounty (e.g., information that is in an electronic or magnetic format and not on equipment or media owned by AquaBounty).  At AquaBounty’s request, Employee will, to the extent within his or her control, provide AquaBounty or its designee with access to electronic devices that Employee used during the Employment Period so that AquaBounty can confirm that no AquaBounty information is on such equipment.

e.No Affiliation.  Following termination of Employee’s employment, Employment shall not represent that he or she is connected with AquaBounty or use AquaBounty’s name for any commercial purpose.

f.Definitions

i.“Cause” means any of the following:

A.embezzlement, fraud, misappropriation of corporate funds, or any other material act of dishonesty or the admission or conviction of, or a plea of guilty or nolo contendere to, (I) any felony or (II) any lesser offense involving moral turpitude, dishonesty, embezzlement, or theft;

B.material violation of (I) any applicable statute, regulation, rule, or code relating to bribery (including, but not limited to, the Foreign Corrupt Practices Act of 1977, as amended from time to time) or equity securities (including, but not limited to, the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules of any stock exchange on which AquaBounty’s securities are traded, each as amended from time to time) or (II) any statutory, contractual, or common law duty or obligation owed to AquaBounty that causes demonstrable injury to AquaBounty;

C.a deliberate act of unlawful discrimination or harassment that causes demonstrable injury to AquaBounty;

D.any intentional wrongful act or omission by Employee that materially harms the business, prospects, or reputation of AquaBounty, excluding any actions taken or omitted by Employee in a good faith belief that the action taken or omission was in the best interest of AquaBounty;

E.material breach of this Agreement by Employee;

F.repeated failure by Employee, in the reasonable judgment of AquaBounty, to substantially perform Employee’s duties or responsibilities after written notice from AquaBounty describing such failures in reasonable detail (including, but not limited to, willful disregard of written instructions, material

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noncompliance with policies or procedures, or significant and repeated failure to meet performance expectations); or

G.an inability to perform the essential functions of Employee’s job due to a mental or physical disability for 84 consecutive days, or a total of 168 or more days in any twelve-month period, and failure to perform such functions on a full-time basis within 30 days after AquaBounty has provided notice of pending termination and offered reasonable accommodation to perform such functions (unless such accommodation would involve undue hardship).  If any disagreement in regard to disability exists, each party shall select a physician to collectively appoint a third physician to make any determination necessary; the parties shall share costs equally.

ii.“Total Compensation” is defined as the sum of Employee’s “Base Salary” and “Other Compensation,” as outlined in Schedule A (attached herein).

g.Survival.  Sections 5 through 10 and Section 12 will remain in effect following termination of Employee’s employment with AquaBounty.

5.Confidential Information

a.“Confidential Information” means any and all information belonging to AquaBounty or any of its affiliates, or belonging to any third party (e.g., any of AquaBounty’s clients or vendors) and held in confidence by AquaBounty, that: (i) is not generally known to the public, (ii) is designated or treated by AquaBounty, any of its affiliates, or such third party as confidential, or (iii) would be reasonably understood to be of a confidential nature for a company in AquaBounty’s industry.  Confidential Information may be in any form and includes, but is not limited to, information consisting of or relating to: algorithms, formulas, methods, models, processes, and work flows; specifications; know-how, show-how, and trade secrets; Assigned Intellectual Property and Proprietary Rights (each as defined below); patent and trademark applications; research and development activities and test results; regulatory filings; contracts and arrangements; business records; customer and vendor lists and information; marketing plans, business plans, and financial information and projections; compensation arrangements and personnel files; tax arrangements and strategies; intercompany arrangements; costs, price lists, and pricing policies; and any existing or proposed acquisition, strategic alliance, or joint venture.

b.Confidential Information shall not include information that (i) is or becomes publicly available through no fault of Employee, (ii) is shown by written record to have been in the possession of or known to Employee prior to the Employment Period, (iii) is shown by written record to have been independently developed by Employee, or (iv) is made available without restriction to Employee by a third party outside AquaBounty without breach of any confidentiality obligation.  Furthermore, this Section 5 will not apply to the extent that Employee is required to disclose any Confidential Information by applicable law or legal process, and, to the extent legally permissible, Employee promptly notifies AquaBounty of such requirement and cooperates with AquaBounty (at its expense) to contest or limit such disclosure.

c.During the Employment Period and at all times thereafter, Employee shall use best efforts to hold all Confidential Information in the strictest confidence, without disclosure (even to AquaBounty’s employees, consultants, and professional advisors) except as necessary to perform Employee’s duties to AquaBounty or as expressly authorized in advance by AquaBounty, and will use such information solely for the purpose of performing services for AquaBounty and not for Employee’s own benefit or that of any third party.  Employee shall not (i) disclose or use more than the minimum amount of information necessary for the purpose of that disclosure or use; (ii) render any services to any third party to which or to whom Confidential Information has been, or is threatened to be, disclosed contrary to this Section 5; or (iii) use or disclose any information that is subject to confidentiality restrictions placed upon it by a third party and may not be disclosed to AquaBounty (AquaBounty expressly disclaims any request or requirement that Employee disclose or use any such information).

d.All Confidential Information and any media containing it are and shall remain the property solely of AquaBounty, its affiliate, or the third party that provided such information to AquaBounty, and Employee shall

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not obtain any right, title, or interest in or to any Confidential Information under this Agreement or by the performance of any obligations hereunder.

e.Maintenance of Third-Party Confidentiality.  AquaBounty respects the confidentiality of third parties’ information, and Employee shall not provide any information that is confidential to a former employer to AquaBounty or use such information in the performance of Employee’s duties as an AquaBounty employee.

6.Intellectual Property

a.Definitions

i.“Assigned Intellectual Property” means any and all Intellectual Property that is in whole or in part authored, conceived, created, developed, discovered, invented, learned, made, originated, prepared, or reduced to practice by Employee, either alone or together with others, during or after the Employment Period and (A) arises out of, is based upon, or incorporates any Confidential Information; (B) is made through the use of equipment, facilities, supplies, funds, or other property of AquaBounty or any of its affiliates; or (C)  arises out of or relates to work performed by Employee for AquaBounty.

ii.“Intellectual Property” means all concepts, creations, developments, discoveries, ideas, improvements, innovations, and inventions; designs, models, plans, and prototypes; methods, procedures, processes, shop practices, and techniques; genetic codes; genetically modified organisms; algorithms and formulas; data and databases; reports and test results; specifications; documentation, memoranda, notebooks, notes, papers, records, workbooks, and writings; drawings, expressions, graphics, illustrations, and photographs; dress, marks, and names; works of authorship; know-how, show-how, and trade secrets; and any improvements on or to, or derivative works from, any of the foregoing, whether or not reduced to writing, patented or patentable, or registered or registerable under copyright, trademark, or similar laws.

iii.“Proprietary Rights” means any and all right, title, and interest in, to, and under (A) patents, copyrights, trademarks, service marks, and trade names that constitute or relate to Assigned Intellectual Property; (B) applications to register any of the foregoing (including, but not limited to, any continuations, divisions, extensions, and reissues of any patent application); (C) trade secrets that constitute or relate to Assigned Intellectual Property; and (D) goodwill associated with any of such trademarks, service marks, or trade names.

b.Employee hereby acknowledges and agrees that any Assigned Intellectual Property that is an original work of authorship protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act of 1976, and will be automatically the property solely of AquaBounty.  If the copyright to such Assigned Intellectual Property will not be AquaBounty’s property by operation of law, Employee hereby, without further consideration, assigns to AquaBounty all of Employee’s right, title, and interest in and to such copyright.

c.Employee hereby irrevocably and exclusively assigns to AquaBounty all right, title, and interest that Employee has, or at any time may come to have, in and to any and all Assigned Intellectual Property and Proprietary Rights.  During the Employment Period and thereafter, Employee shall (i) keep and maintain adequate and current notes and other records of all Assigned Intellectual Property, (ii) provide such notes and records to AquaBounty from time to time upon AquaBounty's request, and (iii) provide prompt written notice to AquaBounty of the development or creation of any Assigned Intellectual Property or Proprietary Right.  Employee agrees to execute such instruments of assignment, confirmation, conveyance, or transfer and other documents as AquaBounty may reasonably request to confirm, evidence, or perfect the assignment of all of Employee’s right, title, and interest in and to any and all Assigned Intellectual Property and Proprietary Rights.  Employee hereby waives and quitclaims to AquaBounty any and all claims of any nature whatsoever that Employee may now or hereafter have in any Assigned Intellectual Property or for infringement of any Proprietary Rights assigned hereunder.

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d.At AquaBounty’s request and expense, Employee will assist AquaBounty in every proper way (including, without limitation, by executing patent applications) to obtain and enforce Proprietary Rights in any country.  Employee’s obligation under this paragraph shall continue indefinitely after the Employment Period.

e.By this Agreement, Employee hereby irrevocably constitutes and appoints AquaBounty as Employee’s attorney-in-fact solely for the purpose of executing, in Employee’s name and on Employee’s behalf, (i) such instruments or other documents as may be necessary to evidence, confirm, or perfect any assignment pursuant to the provisions of this Section 6 and (ii) such applications, certificates, instruments, or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world.  This power of attorney is coupled with an interest on the part of AquaBounty and is irrevocable.

f.Employee’s obligation to assign Assigned Intellectual Property and Proprietary Rights shall not apply to any Prior Invention disclosed on Schedule A hereto.  Employee represents that Schedule A contains a complete list of all Prior Inventions and, if there is no Schedule A attached hereto, or if it is left blank, there are no Prior Inventions.  If Employee incorporates into a product, service, process, or other Intellectual Property of AquaBounty a Prior Invention or any other Intellectual Property in which Employee has an interest, or if the manufacture, use, sale, or import of any product or service of AquaBounty or the practice of any process of AquaBounty would infringe any Prior Invention or any other Intellectual Property in which Employee has an interest, AquaBounty is hereby automatically granted a non-exclusive, royalty-free, fully paid, irrevocable, transferable, perpetual, world-wide license under such Prior Invention or other Intellectual Property to make, have made, modify, use, import, and sell such product or service or to practice such process, Prior Invention, or Intellectual Property.

g.The provisions of this Section 6 shall not apply to the extent that they are invalid under applicable law.  For example, if Employee is a resident of the State of California, the assignment provisions of Section 6(c) shall apply only to Intellectual Property that meets any one of the following criteria: (i) at the time of conception or reduction to practice of that Intellectual Property, it relates to (A) the business, projects, or actual or demonstrably anticipated research or development of AquaBounty; (B) any product or service of AquaBounty; or (C) the manufacture or utilization of any of those products or services; (ii) it results from any work performed directly or indirectly by Employee for AquaBounty; or (iii) it results, at least in part, from Employee’s use of AquaBounty’s time, equipment, supplies, facilities, or trade secret information; provided, however, that Assigned Intellectual Property shall not include any Intellectual Property that that is excluded under the provisions of California Labor Code Section 2870 (a copy of which is included on Schedule A).

h.Non-Solicitation.  During the Employment Period and the twelve months immediately following, Employee shall not, directly or indirectly:

i.solicit or encourage any of the following to purchase or use products or services competitive with those offered by AquaBounty: (A) any client of AquaBounty or (B) any prospect of AquaBounty with which Employee had contact in connection with employment by AquaBounty;

ii.on behalf of Employee or any third party, (A) solicit or encourage any employee of AquaBounty or any of its affiliates to leave such employment or (B) hire or retain as an employee, consultant, or in any other capacity any person who has left the employment of AquaBounty or any of its affiliates within one year of such hiring or retention; or

iii.persuade or endeavor to persuade any vendor to cease doing business with AquaBounty or any of its affiliates.

i.Non-Disparagement.  Employee shall not at any time make any misleading or derogatory statement regarding AquaBounty, its affiliates, its business, or any officer, director, shareholder, or employee thereof. AquaBounty will instruct its senior officer and directors not to make any misleading or derogatory statement regarding Employee.

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j.Tolling.  Except to the extent prohibited by applicable law, if Employee violates any obligation under this Section6, the term of that obligation will be extended by a period equal to the duration of such violation.

7.Equitable Relief

Employee acknowledges and agrees that the rights and obligations set forth in Sections 5 and 6 of this Agreement are of a unique and special nature, that AquaBounty would be materially and irreparably damaged if Employee breached any of those Sections, that monetary damages or any other remedy at law would not adequately compensate AquaBounty for such injury, and that the provisions of those Sections are reasonable and necessary to preserve to AquaBounty valuable proprietary and confidential information that gives AquaBounty advantage over its competitors.  Accordingly, in addition to any other rights and remedies it may have, AquaBounty will be entitled to (a) an injunction, specific performance, or other equitable relief (without the necessity of posting any bond or other security or proving damages) in case of any breach or threatened breach by Employee of Sections 5 or 6 and (b) indemnification against any costs and expenses (including, but not limited to, actual attorneys’ fees and court costs) incurred by AquaBounty in obtaining any relief under clause (a).

8.Indemnification.

 The Company will indemnify Employee and hold Employee harmless to the fullest extent permitted by law for any action or inaction by Employee while serving as an officer and director of the Company (including in respect of Employee’s actions or inactions taken or not taken in her personal or professional capacity on behalf of the Company) or, at the Company’s request, as an officer or director of any other entity or as a fiduciary of any benefit plan. Employee shall be covered under the liability insurance policies maintained by AquaBounty for its directors, officers and employees, including any policies covering “directors or officers” or “management liability” risks and including coverage for Employee in her personal or professional capacity (collectively the “D&O policies”), on an annual basis and in accordance with and to the maximum extent of those D&O policies’ terms and conditions.  In the event of a claim against Employee, AquaBounty shall give prompt notice under the reporting provisions of the D&O policies, satisfy all conditions precedent and take all reasonable actions to pursue coverage, on behalf of Employee, for all loss resulting from such claim to the extent recoverable pursuant to the D&O policies’ terms and conditions.

9.Notices

Notices and other communications required or permitted to be given under this Agreement must be in writing and will be deemed to have been duly given (a) when personally delivered; (b) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid); or (c) on the next business day after timely delivery to an overnight courier; in each case addressed to the intended recipient at the applicable address set forth on Schedule A (or such other address as the intended recipient may specify from time to time by notice to the other party).

10.Mediation; Jurisdiction; Waiver of Jury Trial

Except with respect to remedies and rights set forth in Section  7, any dispute or controversy arising under or relating to this Agreement or concerning Employee’s employment with or separation from AquaBounty will be referred to mediation administered by JAMS in accordance with its employment dispute resolution rules.  The mediation shall be held in the state in which the office to which Employee reports is located, and AquaBounty shall pay the full costs thereof, excluding attorneys’ expenses and fees.  If the dispute or controversy is not resolved through mediation or direct negotiation, then any action relating to that dispute or controversy must be brought in a court of competent jurisdiction in the state in which the office to which Employee reports is located.  Each party agrees that any such dispute shall be tried by a judge alone and hereby waive and forever renounce the right to a trial before a civil jury.

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11.Legal Representation

Employee understands that this is a legally binding contract and acknowledges and agrees that he or she has had a reasonable opportunity to consult with legal counsel of his or her choice prior to signing this Agreement.

12.Miscellaneous

This Agreement may be executed in two or more counterparts, which together will be deemed one original.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may only be amended by a written agreement signed by both parties hereto.  If any provision of this Agreement is held to be unenforceable or overly broad, such unenforceability shall not render any other provision unenforceable, and the court or tribunal making such determination shall modify such provision so that the provision will be enforceable to the broadest extent permitted by law.  This Agreement will be binding upon and inure to the benefit of both parties and their respective successors and assigns; provided, however, that the obligations of Employee are personal and may not be assigned by him or her.  No waiver by AquaBounty of any breach under this Agreement will be considered valid unless in writing signed by AquaBounty, and no such waiver will be deemed a waiver of any subsequent breach.  This Agreement, performance hereunder, and Employee’s employment with or separation from AquaBounty shall be governed by the laws of the state in which the office to which Employee reports is located, without regard to conflict of laws principles; provided, however, that wage and hour matters shall be governed by the laws of the state in which Employee is domiciled.

In witness whereof, the parties hereto have executed this Agreement as of the Effective Date.

EMPLOYEE [Signature]	AQUABOUNTY TECHNOLOGIES, INC. By: Name: Sylvia Wulf Title: President & CEO

Angela M Olsen

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SCHEDULE A TO EMPLOYMENT AGREEMENT

Effective Date:	November 1, 2019
Position:	General Counsel, reporting to the Chief Executive Officer

[
Employee Name:	Angela Marie Olsen
Employee Address:	[Redacted]

AquaBounty Address: 2 Mill & Main Place, Suite 395, Maynard, MA 01754

Conflicting Agreements: The following is a complete list of all agreements may prohibit, restrict, or impair the ability of Employee to work in any capacity or position at AquaBounty:

X	No such agreements
The agreements listed below (attach a copy of each agreement)

Compensation: Employee’s initial base salary will be at an annual gross rate set forth below, which rate may be increased from time to time in AquaBounty’s sole discretion or decreased by written consent of the parties (the “Base Salary”).  The Base Salary and all other cash compensation shall be payable in accordance with AquaBounty’s payroll practices, as in effect from time to time, and shall be subject to required federal, state, and local taxes and withholdings and authorized deductions.  If qualified under AquaBounty’s bonus programs in effect at the time, Employee will be considered for a bonus and grant of equity compensation (e.g., a stock option grant) based on Employee’s and AquaBounty’s performance in regard to each calendar year during the Employment Period, provided that Employee was an employee of AquaBounty during the third quarter of the year in question, is not on an action plan at the time of the performance review, and remains an employee of AquaBounty at the time that the bonus is to be paid.  Such bonus, if any, shall be determined by AquaBounty in its sole discretion, and shall be paid according to the schedule determined by AquaBounty.  Any sales commissions or other performance-related payments for which Employee may be eligible are covered separately under AquaBounty’s sales incentive plans as in effect from time to time.

Initial Base Salary: $	285,000

Initials of Employee: ________	Schedule A – Page 1

Other Compensation:

• A grant of restricted common stock in the amount of $70,000_________with vesting commencing as of the Effective Date and running until the first anniversary of that date.

• A stock option exercisable for  35,000 ____________ shares of AquaBounty common stock with vesting commencing as of the Effective Date and running until the first anniversary of that date

• An annual bonus with a value equal to 40% of base salary upon satisfactory completion of agreed-upon objectives, which bonus may be paid in cash or stock options (value to be determined using the Black-Scholes method) at the discretion of the Compensation Committee of AquaBounty’s Board of Directors.

• A signing bonus of $28,500 payable with the first payroll after November 1, 2019.

Prior Inventions: The following is a complete list of all Prior Inventions.

X	No Prior Inventions
Prior Inventions described below (reference and attach additional, initialed sheets if necessary)

CALIFORNIA LABOR CODE SECTION 2870

2870.(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Initials of Employee: ________	Schedule A – Page 2